Exhibit 3.2

OPERATING AGREEMENT OF

KEYSTONE AUTOMOTIVE DISTRIBUTORS COMPANY, LLC

Dated as of January 27, 2006

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION	i

1.1. Definitions	ii
1.2. Rules of Construction	ii

ARTICLE 2 FORMATION AND PURPOSE	ii

2.1. Name and Formation	ii
2.2. Purpose	ii
2.3. Principal Place of Business	ii
2.4. Registered Agent; Registered Office	ii
2.5. Term	iii

ARTICLE 3 MANAGEMENT	iii

3.1. Management and Control	iii
3.2. Action by Written Consent Without a Meeting	iii
3.3. Exculpation	iii
3.4. Reimbursement and Compensation	iii

ARTICLE 4 OFFICERS	iii

4.1. General Power and Authority	iii
4.2. Appointment of Officers	iv
4.3. Removal and Resignation of Officers	iv

ARTICLE 5 THE MEMBER	iv

5.1. Admission of Initial Member	iv
5.2. Limitation of Liability	iv
5.3. Reimbursement	iv

ARTICLE 6 CAPITAL MATTERS	iv

6.1. Capital Contributions	iv

ARTICLE 7 PROFITS AND LOSSES	v

7.1. Allocation of Profits and Losses	v

ARTICLE 8 DISTRIBUTIONS	v

8.1. Cash Distributions	v

ARTICLE 9 FINANCIAL MATTERS	v

9.1. Fiscal Year	v
9.2. Company Funds	v
9.3. Tax Returns	v

-i-

ARTICLE 10 DISSOLUTION	vi

10.1. Dissolution	vi
10.2. No Other Dissolution	vi
10.3. Liquidation	vi
10.4. Certificate of Cancellation	vi

ARTICLE 11 INDEMNIFICATION	vi

ARTICLE 12 GENERAL MATTERS	vii

12.1. Checks, Drafts, Evidence of Indebtedness	vii
12.2. Contracts and Instruments; How Executed	vii
12.3. Certificates	vii
12.4. Seal	vii

ARTICLE 13 RECORDS AND REPORTS	viii

ARTICLE 14 MISCELLANEOUS	viii

14.1. Governing Law	viii
14.2. Entire Agreement	viii
14.3. Binding Effect	viii
14.4. Headings	viii
14.5. Severability	viii
14.6. Notice	viii
14.7. Execution of Documents	ix
14.8. Amendment	ix

-ii-

Execution Copy

OPERATING AGREEMENT OF

KEYSTONE AUTOMOTIVE DISTRIBUTORS COMPANY, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Keystone Automotive Distributors Company, LLC (the “Company”) is made and entered into as of this 27th day of January, 2006, by Keystone Automotive Operations, Inc., a Pennsylvania corporation (the “Initial Member”).

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act as set forth in Title 6, Chapter 18 of the Delaware Code, as amended from time to time (the “Act”), by the filing of a certificate of formation (as amended or supplemented from time to time, the “Certificate of Formation”) with the Delaware Secretary of State on December 14, 2005 (the “Filing Date”).

NOW, THEREFORE, in consideration of the premises stated herein and intending to be legally bound, the Initial Member agrees as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

1.1. Definitions. Certain capitalized terms used in this Agreement shall have the meanings set forth below.

1.1.1. “Agreement” shall mean this Operating Agreement, as it may be amended, restated or supplemented from time to time.

1.1.2. “Capital Contribution” shall mean the amount of money contributed by such Member to the Company and, if property other than money is contributed, the initial gross asset value of such property, net of liabilities assumed or taken subject to by the Company.

1.1.3. “Certificate of Cancellation” shall have the meaning set forth in Section 10.4.

1.1.4. “Fiscal Year” shall have the meaning set forth in Section 9.1. hereof.

1.1.5. “Interest” shall mean the ownership interest of the Member in the Company (which shall be considered personal property for all purposes), consisting of (i) the Member’s interest in capital profits, losses, credits, allocations and distributions of or by the Company, (ii) the Member’s right to vote or grant or withhold consents with respect to Company

-i-

matters as provided herein or in the Act, and (iii) the Member’s other rights and privileges as herein provided.

1.1.6. “Member” shall mean initially the Initial Member, in its capacity as the sole member of the Company, and any other Person who may from time to time be admitted to the Company as a substituted member as provided in Section 10.1.3 herein.

1.1.7. “Percentage Interest” shall mean that percentage of the limited liability company interests of the Company owned by the Member and shall be 100%.

1.1.8. “Person” shall mean and include individuals, corporations, partnerships, trusts, associations, joint ventures, limited liability companies, estates and other entities, whether or not legal entities.

1.2. Rules of Construction. Unless the context otherwise requires, references to the plural shall include the singular and the singular shall include the plural, and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provisions of this Agreement. Any use of the masculine, feminine or neuter herein shall be deemed to include a reference to each other gender. Unless the context otherwise requires, capitalized terms used in this Agreement but not herein defined shall have the meanings set forth in the Act.

ARTICLE 2

FORMATION AND PURPOSE

2.1. Name and Formation. The name of the Company shall be Keystone Automotive Distributors Company, LLC or such other name as the Member may from time to time select. The Company is a limited liability company formed pursuant to the provisions of the Act.

2.2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act.

2.3. Principal Place of Business. The principal place of business of the Company shall be at such location that the Member determines from time to time.

2.4. Registered Agent; Registered Office. The registered agent and the registered office for the Company in the State of Delaware shall be as set forth in the Certificate of Formation.

2.5. Term. The term of the Company commenced on the Filing Date and shall continue until the Company is terminated upon the filing of a Certificate of Cancellation in accordance with Section 10.4. of this Agreement.

-ii-

ARTICLE 3

MANAGEMENT

3.1. Management and Control. The management and control of the Company and of its business and the power to act for and bind the Company shall be vested exclusively in, and all matters and questions of policy and management shall be decided solely by, the Member. The Member shall have all the rights and powers generally necessary or convenient in connection with the management and operation of the Company and of the business of the Company. The Member may designate individuals as officers of the Company and delegate to the officers such powers, authority, and responsibilities as are (i) set forth in this Agreement, (ii) set forth in the designation, and (iii) necessary or desirable to carry out and implement the management decisions of the Member.

3.2. Action by Written Consent Without a Meeting. Any action that may be taken at any meeting of the Member may be taken without a meeting and without prior notice if a consent in writing setting forth the action so taken is signed by the Member. Any such written consent may be executed and given by telecopy or similar electronic means. Such consents shall be filed with the Company and shall be maintained in the Company’s records.

3.3. Exculpation. To the fullest extent permitted by applicable law, the Member shall not be liable, responsible or accountable in damages or otherwise to the Company for any act or omission of the Member (other than willful misconduct involving self dealing), whether in its capacity as a Member or otherwise. To the extent that, at law or in equity, the Member has duties (including fiduciary duties) and liabilities related thereto to the Company, it is expressly agreed that such liabilities and duties shall be deemed eliminated (other than liabilities arising out of willful misconduct involving self dealing), and if elimination is not allowed by applicable laws, they shall be deemed limited to the fullest extent permitted by applicable law.

3.4. Reimbursement and Compensation. The Member shall be entitled to receive reasonable fees, salary or remuneration for services rendered to the Company, as determined from time to time by the Member. Additionally, the Member shall be entitled to reimbursement of expenses reasonably incurred on behalf of the Company. Such expenses shall include, without limitation, supplies and equipment, rentals, salaries to third persons, insurance, legal services, accounting services, fees or commissions paid to third parties, and similar costs and expenses.

ARTICLE 4

OFFICERS

4.1. General Power and Authority. While Company decisions generally shall be made by the Member, the daily operation of the business of the Company may be delegated to agents of the Company designated as officers, including a Chief Executive Officer, a President, a

-iii-

Vice President, a Treasurer, a Secretary and such other officers as the Member may from time to time determine.

4.2. Appointment of Officers. The officers of the Company shall be appointed by the Member. Subject to the rights, if any, of such officer under contract of employment with the Company, each officer shall serve at the pleasure of the Member and have such authority and perform such duties as delegated to him or her by the Member or as provided in this Agreement.

4.3. Removal and Resignation of Officers. The Member may remove any officer, with or without cause, at any time, subject to the rights, if any, of such officer under contract of employment with the Company. Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the date of the receipt of such notice or at any later time specified in such notice (unless such officer is otherwise removed prior to such date); and unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

ARTICLE 5

THE MEMBER

5.1. Admission of Initial Member. The Initial Member shall be admitted as a Member of the Company as of the date of its execution of this Agreement.

5.2. Limitation of Liability. The debts, obligations and liabilities of the Company, whether arising by contract, or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability by reason of its managing the affairs of the Company or otherwise, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company by reason of its status as a Member of the Company, or its participation in the management of the affairs of the Company, or otherwise.

5.3. Reimbursement. Except as otherwise provided herein, the Member shall be entitled to reimbursement of expenses reasonably incurred on behalf of the Company. Such expenses shall include, without limitation, supplies and equipment, rentals, salaries to third persons, insurance, legal services, accounting services, fees or commissions paid to third parties, and similar costs and expenses.

ARTICLE 6

CAPITAL MATTERS

6.1. Capital Contributions. The Member may make Capital Contributions to the Company in such amounts and at such times as may be authorized by the Member at its

-iv-

discretion, which amounts shall be set forth on the books and records of the Company. The Percentage Interest of the Member shall be 100%.

ARTICLE 7

PROFITS AND LOSSES

7.1. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated 100% to the Member.

ARTICLE 8

DISTRIBUTIONS

8.1. Cash Distributions. Subject to the provisions of the Act, cash distributions shall be distributed to the Member as and when determined by the Member. Upon such distribution, the Member shall cause the capital account of the Member to be revised in accordance with the applicable law.

ARTICLE 9

FINANCIAL MATTERS

9.1. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on December 31.

9.2. Company Funds. Pending application or distribution, the funds of the Company shall be deposited in such bank accounts, or invested in such interest-bearing or non-interest-bearing investments, including without limitation, federally insured checking and savings accounts, certificates of deposit and time or demand-deposits in U.S. government agencies or government backed securities or mutual funds investing primarily in such securities, or such other investments as the Member deems appropriate. Withdrawals shall be made upon the written request of the Member.

9.3. Tax Returns.

9.3.1. The Member shall cause all tax filings for the Company to be prepared and timely filed with the appropriate authorities.

9.3.2. The Member shall receive such information as is necessary for the Member to prepare its federal, state and local tax returns. The Company shall use every effort to provide such information within sixty (60) days after the end of the Company’s Fiscal Year.

-v-

ARTICLE 10

DISSOLUTION

10.1. Dissolution. The Company shall be dissolved upon the earliest to occur of the following:

10.1.1. the Member determines to effect such dissolution;

10.1.2. the entry of a decree of judicial dissolution under 6 Del. C. §18-802; or

10.1.3. at any time there is no Member, unless within 90 days after the occurrence of the event that terminated the continued membership of the Member, the personal representative of the Member agrees in writing to continue the Company and to the admission of such personal representative or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the Member.

10.2. No Other Dissolution. Except as provided in Section 10.1, this Agreement shall not be terminated.

10.3. Liquidation. Upon the dissolution of the Company, the Member shall designate one or more Person or Persons or itself as the Person delegated the responsibility for liquidating the Company (the Member or such Person or Persons being hereinafter referred to as the “Liquidator”). The Liquidator shall proceed to wind up the business and affairs of the Company in accordance with the requirements of the Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect during the period of winding up.

10.4. Certificate of Cancellation. Following the dissolution and the completion of winding up of the Company pursuant to Section 10.1. hereof, when all debts, liabilities and obligations of the Company have been paid, satisfied, compromised or otherwise discharged or adequate provisions have been made therefor, and all remaining assets have been distributed to the Member, a certificate of cancellation (the “Certificate of Cancellation”) shall be filed if required by the Act.

ARTICLE 11

INDEMNIFICATION

The Company shall indemnify the Member against any and all judgments, fines, amounts paid in settlement, and expenses (including attorneys’ fees) incurred by the Member in connection with any threatened, pending, or completed action, suit or proceeding relating to the business of the Company. Neither the Company nor the Member shall have any claim against the other by

-vi-

reason of any act or failure to act by the Member or the Company, respectively, except for actions or inactions constituting gross negligence, willful misconduct or fraud; provided, however, that the Member shall be exculpated from liability to the extent provided in Section 3.3 of this Agreement.

ARTICLE 12

GENERAL MATTERS

12.1. Checks, Drafts, Evidence of Indebtedness. All checks, drafts, or other orders for payment of money, notes or other evidences of indebtedness issued in the name of or payable to the Company shall be signed or endorsed in such manner and by such person or persons as shall be designated from time to time by the Member.

12.2. Contracts and Instruments; How Executed. Except as otherwise provided in this Agreement, the Member may authorize any officer or officers, agent or agents to enter into any contract or execute any instrument in the name of and on behalf of the Company, and this authority may be general or confined to specific instances; and unless so authorized or ratified by the Member or within the agency power of an officer, no officer, agent, or employee other than the President, the Chief Executive Officer or any Vice President shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

12.3. Certificates. The Member may at any time authorize the issuance of a certificate representing its Interest. In that event, the Member shall be entitled upon request to receive a certificate evidencing the Member’s Interest (in such form as the Member shall prescribe from time to time). All certificates shall be signed in the name of the Company by the President, the Treasurer or the Secretary, certifying the Percentage Interest owned by the Member. Any or all of the signatures on the certificate may be by facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on a certificate shall have ceased to be that officer, transfer agent, or registrar before that certificate is issued, it may be issued by the Company with the same effect as if that person were an officer, transfer agent or registrar at the date of issue.

12.4. Seal. The seal of the Company shall consist of a flat-faced die with the words “Keystone Automotive Distributors Company, LLC” cut or engraved thereon. However, unless required by applicable law, the seal shall not be required on (and its absence shall not impair the validity of) any document, instrument or other paper executed and delivered by or on behalf the Company.

-vii-

ARTICLE 13

RECORDS AND REPORTS

The accounting books and records, minutes of resolutions of the Member and all other information pertaining to the Company that is required to be made available to the Member under the Act shall be kept at such place or places designated by the Member or, in the absence of such designation, at the principal place of business of the Company. The minutes shall be kept in written form and the accounting books and records and other information shall be kept either in written form or in any other form capable of being converted into written form. The books of account and records of the Company shall be maintained in accordance with generally accepted accounting principles consistently applied during the term of the Company, wherein all transactions, matters and things relating to the business and properties of the Company shall be currently entered.

ARTICLE 14

MISCELLANEOUS

14.1. Governing Law. This Agreement shall be governed by and interpreted under the substantive laws of the State of Delaware, without giving effect to any other choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

14.2. Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

14.3. Binding Effect. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the Member and its respective personal representatives, successors, and assigns.

14.4. Headings. The descriptive headings herein are inserted for convenience only and do not constitute part of this Agreement.

14.5. Severability. If any term or provision of this Agreement is invalid or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and such invalidity or unenforceability shall not affect the validity or enforceability of the other terms and provisions.

14.6. Notice. Notices to the Member shall be given in writing and personally served or sent by registered or certified mail, return receipt requested, to the Member’s last known address. All such notices shall be deemed received upon date of personal service or if mailed as provided herein, upon date of receipt; or, if delivery is refused or cannot be completed, then upon date of second attempted delivery.

-viii-

14.7. Execution of Documents. The Member agrees that it shall execute such instruments as may be necessary or appropriate to carry out the terms of this Agreement and the actions contemplated hereby.

14.8. Amendment. This Agreement may be amended from time to time in writing by the Member and shall be amended and restated in its entirety with the admission of additional Members, if any.

[The remainder of this page intentionally left blank]

-ix-

IN WITNESS WHEREOF, and intending to be legally bound, the Member has executed this Agreement as of the day and date first above written.

INITIAL MEMBER:

Keystone Automotive Operations, Inc.

/s/ Patrick Judge
By:	Patrick Judge
Title:	Executive Vice President

-x-